Exhibit 5.1

Michael S. Turner	Goodwin Procter LLP
617.570.1163	Counsellors at Law
mturner@	Exchange Place
goodwinprocter.com	Boston, MA 02109
T: 617.570.1000
F: 617.523.1231
September 5, 2006
Eagle Test Systems, Inc.
2200 Millbrook Drive
Buffalo Grove, IL 60089
Re:	Securities Being Registered under Registration Statement on Form S-1
Ladies and Gentlemen:
     This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-     ) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Eagle Test Systems, Inc., a Delaware corporation (the “Company”), of up to 6,325,000 shares of the Company’s Common Stock, $0.01 par value per share (the “Shares”), of which (i) up to 2,825,000 Shares (including 825,000 Shares purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company) (the “Company Shares”) will be issued and sold by the Company and (ii) the remaining 3,500,000 Shares (the “Selling Stockholder Shares”) will be sold by certain stockholders of the Company (the “Selling Stockholders”). The Shares are to be sold by the Company and the Selling Stockholders to the several underwriters named in, and pursuant to, an underwriting agreement among the Company, the Selling Stockholders and such underwriters (the “Underwriting Agreement”).
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates and other inquiries of officers of the Company.
     The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).
     Based on the foregoing, we are of the opinion that:
(i)	the Company Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, such Company Shares will be validly issued, fully paid and non-assessable; and

(ii)	the Selling Stockholder Shares have been duly authorized and validly issued, and are fully paid and non-assessable.
     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP